PrimeGen Announces Acquisition of Kansas Petroleum Database

Dallas, Texas, October 31, 2006/Market Wire/ -- PrimeGen Energy Corporation (OTCBB: PGNE) (“PrimeGen” or the “Company”) is pleased to announce that it has executed an agreement with a private company to acquire an interest in a unique and very prospective Kansas oil exploration project at a cost of $675,000. The Company has acquired a 90% participation right to plays resulting from the analysis of a proprietary database encompassing the geological analysis of approximately one million acres located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties. The detailed analysis of the data-base will be used to generate oil and gas drilling opportunities which may have been overlooked by traditional exploration methods.

The project is the result of work performed by experts in petroleum geology in the Central Kansas Platform by making use of several distinct technologies, known collectively as the “RAM” process – an innovative geophysical methodology used to highlight oil and gas deposits. Unlike 2-D and 3-D seismic methods, which gather information based upon artificially induced sonic responses recorded at the surface, RAM technology identifies "unique bright spots" by using proprietary computer software to process magnetic field data.

Data is collected by a low-flying aircraft equipped with specialized equipment and then analyzed by RAM software. The “bright spot" anomalies are then correlated with other apparent near-surface alterations caused by the slow geochemical processes generally occurring at or near oil and gas deposits. The resulting anomalies may, in some cases, then be confirmed using more traditional 2-D or 3-D seismic methods.

Several identified RAM anomalies interpreted within the survey area are believed to have hydrocarbon potential over multi-sections of lands that have not previously been tested by drilling. Most nearby production within this region of the Central Kansas Platform produces from Mississippian age and older limestone rocks above the Arbuckle dolomite formation. Some of these accumulations of hydrocarbons are trapped in irregular rock formations which are not easily identified by traditional seismic. The magnetic survey and interpretation of the region appears to be of excellent quality. PrimeGen and its partners are presently acquiring, analyzing and sharing data in order to define the highest priority targets. Data is also being traded with prospect owners in order to earn various working interests in lands which meet acceptable development criteria. The Company and its partners plan to drill test the most promising prospects.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements

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in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include the completion of any operations in Kansas.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

PrimeGen Energy Corporation

Gordon A. Samson-Director

Investor Information:

214.459.1217

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